Exhibit 99.1

Digirad Corporation Announces Preliminary Financial Results for 2007,

Initial Guidance for 2008

Projecting Revenue Growth, Net Income Potential in 2008

POWAY, Calif.—January 8, 2008—Digirad Corporation (Nasdaq: DRAD), a leading provider of medical diagnostic imaging products and services to physicians’ offices, hospitals and imaging centers, today announced preliminary financial results for the fourth quarter and full-year ended December 31, 2007, and initial guidance for full-year 2008.

For full-year 2007, consolidated revenues are expected at approximately $74.0 million, consisting of imaging services revenue of approximately $52.4 million and product revenue of approximately $21.6 million. Consolidated net loss is expected in a range of $1.3 million to $1.5 million, including estimated stock-based compensation expense of approximately $900,000.

For full-year 2008, the Company anticipates consolidated revenues in a range of $80 million to $84 million, consisting of imaging services revenue of $59 million to $61 million and product revenue of $21 million to $23 million; and consolidated net results for 2008 to range from net income of $500,000 to a net loss of $1 million, including estimated stock-based compensation expense of $1 million.

Chief Executive Mark Casner commented: “Although full- year 2007 results were clear improvements over the prior year, they were nevertheless below our previous expectations. The revenue shortfall was due primarily to greater than expected physician cancellations during the holidays and the radioisotope shortage experienced when the nuclear reactor in Canada was out of service for an extended period.”

Casner continued: “For 2007 overall, we are pleased with having maintained control of expenses while at the same time putting the building blocks in place for growth in 2008. We acquired Ultrascan, launched our centers of influence strategy, and had almost immediate success with three large medical centers. During the fourth quarter we signed another large medical center, the first on the West Coast, and now have five centers as we begin 2008.

“As a result of ongoing discussions with an increasing number of medical centers, we are also making solid progress toward establishing new services agreements in 2008,” Casner stated. “Revenues from existing centers are beginning to ramp up, and with the addition of new centers expected during the year, we see this strategy gaining better traction and being a primary contributor to revenue growth in 2008.”

Casner added: “Operationally, we will continue our focus on increasing utilization of our mobile imaging equipment and personnel, stronger direct marketing to primary-care physicians, and controlling expenses. Furthermore, we have launched an initiative in our product division to drive revenues, reduce costs and improve reliability. This initiative is projected to bring the product division to full-year profitability in 2008.”

Digirad management will be presenting at JPMorgan’s 26th Annual Healthcare Conference being held January 7-10, 2008, at the Westin St. Francis Hotel, San Francisco. Their presentation is scheduled to begin at 11:30 a.m. PT on Thursday, January 10 and will include a discussion of Digirad’s business, growth strategy and outlook for 2008. The presentation will be Webcast live at www.metameetings.com/webcasts/jpmorgan/healthcare08 and archived for 90 days at on the events and presentations page of the investors section of Digirad’s web site at http://drad.client.shareholder.com/events.cfm.

About Digirad Corporation

Digirad provides diagnostic medical imaging products and services to physicians’ offices, hospitals and imaging centers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 450 systems; in addition, a mobile fleet of more than 120 nuclear and ultrasound imaging systems is being used in 22 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad® , Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements

Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include statements regarding imaging services and product revenues and net results for 2007 and 2008, growth, stock-based compensation, growth drivers, and expected effects of strategic focus on revenues, utilization and costs. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad’s business including, without limitation: the degree to which personnel changes and related disruptions in our business activities may affect Digirad’s products, customers, work force, suppliers, and our overall business prospects and operations; the degree to which Digirad’s camera systems and related services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad effectively to market, sell and distribute its medical devices, and related services given its limited capabilities in these areas; Digirad’s ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems; and other risks detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Form 8-K and other reports. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact: Dan Matsui Allen & Caron 949-474-4300 d.matsui@allencaron.com	Company Contact: Mark Casner CEO 858-726-1600 ir@digirad.com

# # #